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                                                                      Exhibit 23



                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-34789, 333-80449, 333-87491 and 333-91507) pertaining to the
1997 Stock Incentive Plan of AMETEK, Inc., the 1999 Stock Incentive Plan of AMETEK, Inc., the AMETEK Retirement and Savings Plan and AMETEK 401(k) Plan for Acquired Businesses, and to the AMETEK, Inc. Deferred Compensation Plan, respectively, and in the related Prospectuses, of our report dated January 24, 2000, with respect to the consolidated financial statements of AMETEK, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1999.


                                                /s/  ERNST & YOUNG LLP
                                                --------------------------------

Philadelphia, PA
March 8, 2000